UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 7, 2007
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 South Union Street, 5th Floor Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Preferred Service Provider Agreement
     On February 7, 2007, NxStage Medical, Inc. (“NxStage”) entered into a National Service Provider Agreement (the “Agreement”) with DaVita Inc. (“DaVita”), NxStage's largest customer. Pursuant to the terms of the Agreement, NxStage grants DaVita certain market rights for the NxStage System One and related supplies for home hemodialysis therapy. DaVita is granted exclusive rights in a small percentage of geographies, which geographies collectively represent less than ten percent (10%) of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. If certain minimum patient numbers or training rates are not achieved, DaVita can lose all or part of its preferred geographic rights. The Agreement limits, but does not prohibit, the sale by NxStage of the NxStage System One for chronic patient home hemodialysis therapy to any provider that is under common control or management of a parent entity that collectively provides dialysis services to more than 25% of U.S. chronic dialysis patients and that also supplies dialysis products.
     The Agreement has an initial term of three years, terminating on December 31, 2009, and DaVita has the option of renewing the Agreement for four additional periods of six months if DaVita meets certain patient volume targets.
     Under the Agreement, DaVita commits to purchase all of its existing NxStage System One equipment currently being rented from NxStage (for a purchase price of approximately $5 million) and to buying a significant percentage of its future System One equipment needs. DaVita is granted most favored nations pricing for the products purchased under the Agreement provided DaVita achieves certain obligations, including certain patient volume targets. Further, the Agreement contemplates certain collaborations between the parties, including efforts dedicated towards advancing market awareness of NxStage therapies and home and more frequent hemodialysis.
     Either party may terminate the Agreement if the other party becomes the subject of bankruptcy or similar proceedings or loses its eligibility to bill for services under the Medicare or Medicaid programs.
Stock Purchase Agreement
     In connection with the National Service Provider Agreement, on February 7, 2007, NxStage issued and sold to DaVita 2,000,000 shares (the “Shares”) of common stock, $.001 par value per share, of NxStage, at a purchase price of $10.00 per share, for an aggregate purchase price of $20,000,000 pursuant to the terms of the Stock Purchase Agreement dated as of February 7, 2007 by and between NxStage and DaVita (the “Stock Purchase Agreement”). The Shares represent approximately seven percent (7%) of NxStage's issued and outstanding shares of common stock.
Registration Rights Agreement
     In connection with the issuance of the Shares, NxStage and DaVita entered into a Registration Rights Agreement dated as of February 7, 2007. Pursuant to the Registration Rights Agreement, NxStage has agreed to file a registration statement on Form S-3 with respect to the resale by DaVita of the Shares, and to grant DaVita certain piggyback registration rights.
Item 3.02. Unregistered Sales of Equity Securities.
     The information contained in Item 1.01 above with respect to the sale and issuance of the Shares to DaVita is incorporated herein by reference.
     NxStage is issuing the Shares to DaVita in reliance on the exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(2) promulgated thereunder relative to sales by an issuer not involving any public offering. DaVita has represented to NxStage in the Stock Purchase Agreement that it will be acquiring the Shares for investment, that it can bear the risks of the investment and that it has received from NxStage and NxStage’s management all of the information that DaVita considers appropriate to evaluate whether to purchase the Shares.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: February 7, 2007	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer

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